Exhibit 10.24

CONSULTING AGREEMENT

THIS IS AN AGREEMENT, effective September 13, 2007 between E4 LLC, a Florida based company (hereinafter called "Consultant"), and NewCardio, Inc., a Delaware corporation, having an address at 2033 Gateway Plaza, Suite 500, San Jose, CA 95110 (hereinafter called "Company").

WHEREAS, Company desires to obtain the professional services of Consultant described in Section 1 below (hereinafter called "Services"), and

WHEREAS Consultant represents that he is willing to render such services for the benefit of the Company;

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows

I.     SCOPE OF SERVICES

During the term of this Agreement, it is understood between the parties that the sole agent of Consultant to provide the Services hereunder of Consultant shall be Joseph Esposito unless otherwise agreed by the Company. Consultant will be responsible for completing mutually agreed upon assignments and for providing business guidance in areas mutually agreed upon, and such other services as shall be directed by the Company, at reasonable times and locations as required, including participating in meetings, consulting with Company's employees, including telephone consultations, and to aiding, advising and assisting Company in connection with such tasks, problems and matters defined and presented to Consultant by Company.

The scope of the assignment entails six (6) full business days per month during the term hereof of work related to corporate development and business development, including travel, education, research, analysis, preparation, administration, and reporting during the term of the agreement.

"Consultant" will provide "Company" with monthly activity report at the end of each month.

2.     BEST EFFORTS BY CONSULTANT

Consultant shall use commercially reasonable efforts to complete the Services during the term of this Agreement and to otherwise comply with this Agreement. Consultant warrants that the Services provided hereunder will he of the highest professional quality commensurate with Consultant's reputation.

3.    INDEPENDENT CONTRACTOR; BENEFITS

3.1.     Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided herein. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

3.2.     Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company's employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company's benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

4.     COMPENSATION and PAYMENT TERMS

Compensation for Services provided by the Consultant during the term hereof will be as follows:

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 $24,000.00 per month payable in accordance with the Company's normal payroll procedures, commencing on September 13, 2007, provided, however that all such compensation owing hereunder for the period beginning on September 13, 2007 and ending on December 31, 2007 shall accrue during such period, to be paid in accordance with the Company's normal payroll procedures on January 15, 2008.

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 A restricted stock grant equal to 1,106,723 shares of Common Stock made pursuant to the Company's form of restricted stock purchase agreement (an "RSPA"), at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant as shall be determined by the Board of Directors of the Company, which purchase price shall be considered paid by Consultant in the form of services rendered and which shares shall be released from the Company's repurchase right as follows: 1/36th of such shares shall he released on each monthly anniversary of Service, provided Consultant is a Service Provider (as defined in the RSPA) to the Company on all such dates.

•
 A restricted stock grant equal to 368,908 shares of Common Stock made pursuant to an RSPA, at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant as shall be determined by the Board of Directors of the Company, which shares shall be fully released from the Company's repurchase option as of the date of grant.

•
 All out-of-pocket costs incurred by Consultant in connection with his performance of the Services during the term hereof will be invoiced by Consultant at the end of each month and reimbursed in accordance with the Company's normal payroll procedures, provided, however, that for any expenditure or series of related expenditures in excess of $7,500, Consultant must receive advance approval from the Company in order for such expenses to qualify for reimbursement hereunder.

5.     NONDISCLOSURE

5.1.     Definition. "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

5.2.     Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. The Company and Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company, in any case except with the mutual agreement of the parties.

5.3.     Former Client confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company's premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5.4.     Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

5.5.     Return of Materials. Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant's possession or control.

6.     OWNERSHIP

6.1.     Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company's line of business in performing the Services under this Agreement (collectively, "Inventions"), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

6.2.     Further Assurances. Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant's obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

6.3.     Pre-Existing Materials. Subject to Section 5. 1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company's prior written permission.

6.4.     Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 5.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and on Consultant's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant

7.     PRIOR OBLIGATIONS OF CONSULTANT

Consultant represents and warrants to Company that Consultant is under no contract, agreement or other obligation that will (A) prevent Consultant from giving any information to Company which Consultant is to convey to Company hereunder in performing the Services, (B) prevent Company from receiving and using such information, (C) prevent Company from receiving the benefit of Consultant's Services during the term of this Agreement, or (D) conflict with or prevent Consultant from performing any of its obligations hereunder.

8.     CONFLICT OF INTEREST

Both Consultant and Company acknowledge that Consultant is in the business of providing professional services to potential competitors of Company. As such, provided Consultant discloses to the Company all such potential competitors, Company will advise Consultant of those parties wherein there would be a conflict of interest with certain types of assignments requested of Consultant by Company hereunder. If such a conflict of interest exists at the time of this assignment, Consultant will so acknowledge and Consultant will not proceed with the assignment due to the existence of a conflict of interest.

9.     RELEASE

The Consultant and Company each mutually agree to indemnify, defend and hold harmless the other (and the other's parent company, affiliates, subcontractors vendors, officers, directors, employees, agents, consultants and representatives) from and against any and all claims, demands, suits, liabilities, injuries (personal or bodily) causes of action, losses, expenses, damages or penalties, including without limitation court costs and reasonable attorneys' fees, to the extent arising or resulting from the negligent acts or omissions of the indemnifying party.

10.    NONSOL1CITATION

From the date of this Agreement until 12 months after the termination of this Agreement (the "Restricted Period"), Consultant will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant's own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant's engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

11.     ARBITRATION

11.1.     Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant's performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California. Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

11.2.     Procedure. Consultant agrees that any arbitration will be administered by the American Arbitration Association ("AAA"), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the "National Employment Dispute Rules"). Consultant agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant agrees that the arbitrator will issue a written decision on the merits. Consultant also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Consultant understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Consultant shall pay the first $125.00 of any filing fees associated with any arbitration Consultant initiates. Consultant agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules, or if judged applicable by the arbitrator, in a manner consistent with the National Employment Dispute Rules. In instances of conflict, the National Employment Dispute Rules shall take precedence.

11.3.     Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules or National Employment Dispute Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration.

11.4.     Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 5 (Nondisclosure), 6 (Ownership) or 10 (Nonsolicitation) of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

11.5     Administrative Relief Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

12.   ASSIGNMENT

Neither party may assign this Agreement, without the prior written consent of the other party, except the Company may assign this Agreement to any successor entity provided such entity agrees in writing to be bound by the Company's obligations hereof This Agreement shall be binding upon and inure to the benefit of, the successors and permitted assigns of the parties hereto.

13.   TERM AND TERMINATION

13.1     Company agrees to retain Consultant for a period commencing on ", September 13, 2007 and ending on September 12, 2010, subject to earlier termination set forth below.),-f

13.2     Following the consummation of a reverse merger whereby the Company becomes a publicly traded entity, in the event of a Change of Control (as defined below) of the Company, this Agreement shall terminate and the Company shall pay the Consultant all fees that are payable for the entire agreement per Section 4. In addition, all of the then unreleased shares subject to outstanding RSPAs shall be accelerated and fully released.

For purposes of this Agreement, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

13.3     Either party shall have the right to terminate this Agreement in the event of a breach of a material provision of this Agreement by the other party, upon one day written notification following the expiration of a fifteen (15) day "Cure Period" during which time the offending party has not cured such breach

(a)     In the event of a material breach by "Company" that is not remedied within the fifteen (15) day "Cure Period" then "Company" agrees to (i) pay the "Consultant" within fifteen days all fees that are payable for the entire agreement per Section 4 and (ii) all of the then unreleased shares subject to outstanding RSPAs shall be accelerated and fully released.

(b)     In the event of a material breach by "Consultant" that is not remedied within the fifteen (15) day "Cure Period" then "Company agrees to (i) pay the "Consultant" within fifteen days all fees that are payable per Section 4 through the end of the "Cure Period", and (ii) all of the then unreleased shares subject to outstanding RSPAs shall stop being released pursuant to the applicable release schedules as of the end of the "Cure Period".

14.     MISCELLANEOUS

14.1     This Agreement constitutes the entire Agreement between Company and Consultant and no modifications thereto shall be binding unless such modifications are in a written instrument executed by each of the respective parties stating the parties mutual agreement as to (a) change in the scope of the work, (b) the adjustment if any, in the charges, and (c) the adjustment, if any, in the time for performing the work. This Agreement supersedes all prior oral and written agreements and understandings between the parties hereto on the same subject matter. In the event of any conflict between the terms hereof and any Purchase Order(s) which may be issued by the Company in support of Services hereunder, shall be governed by the terms of this Agreement.

14.2     This Agreement shall he construed and enforced under the laws of the State of California, without regard for conflict of law rules. In the event any provision of this Agreement shall be held to be invalid or unenforceable, such provision shall be separable from and shall not affect the validity or enforceability of the remaining provisions of this Agreement.

14.3     Upon such termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease, however Section 3 (Independent Contractor; Benefits), Section 5 (Nondisclosure), Section 6 (Ownership), Section 9 (Release), Section 10 (Nonsolicitation), Section 11 (Arbitration and Equitable Relief), and Section 14 (Miscellaneous) will survive termination of this Agreement.

IN WITNESS HEREOF, the parties do hereby agree to the full performance of this Agreement effective as of the date set forth above.

E4 LLC

"Consultant" By: /s/ Joseph Esposito Joseph Esposito Date: 9/13/07	"Company" By: /s/ Kenneth Londoner Kenneth Londoner Date: 9/13/07